EXHIBIT 99.3

Xerium Technologies, Inc.

Reconciliation of Trailing Twelve Month Bank Adjusted EBITDA

	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010
Net income (loss)	$13,105	$2,240	$3,508	$3,041	$7,678	$7,076	$(168,007)	$(4,709)	$14,118	$21,536	$(4,349)	$(9,448)	$1,601	$(7,381)	$(96,765)	$(30,157)
Income tax provision (benefit)	3,686	1,963	2,510	1,401	4,604	3,208	(11,558)	3,639	1,911	794	(2,443)	3,892	2,697	3,424	2,304	2,136
Interest expense, net	8,386	14,484	10,930	12,187	11,155	13,995	15,789	25,221	766	16,230	16,287	15,957	15,570	16,425	19,348	15,644
Depreciation and amortization	11,313	11,619	11,480	10,999	11,230	11,465	11,846	12,003	11,956	11,738	10,231	9,788	10,130	10,851	11,098	10,451

EBITDA	36,490	30,306	28,428	27,628	34,667	35,744	(151,930)	36,154	28,751	50,298	19,726	20,189	29,998	23,319	(64,015)	(1,926)
Unrealized foreign exchange gain on revaluation of debt	1,465	(322)	(571)	19	(20)	519	3,680	(1,985)	—	—	—	—	—	—	—	—
Amendment/termination costs	—	—	116	—	—	—	—	800	5,198	483	285	—	—	—	—	—
Change in fair value of interest rate swaps	—	—	—	—	—	—	—	—	13,704	450	(468)	(398)	(397)	(859)	(2,164)	—
Changes in value of other derivatives	—	—	—	—	—	(451)	(3,503)	(2,126)	—	—	—	—	—	—	—	—
Restructuring expenses	176	1,274	969	4,133	1,220	805	1,186	532	2,651	1,817	—	114	1,026	87	1,184	1,567
Inventory write-offs under restructuring programs	—	—	—	14	80	(21)	75	—	—	199	256	103	142	104	—	—
Growth program costs	—	—	—	617	1,587	1,255	1,197	1,764	—	—	—	—	—	—	—	—
Non-cash compensation and related expenses	779	389	561	535	660	578	(24)	471	(197)	500	1,235	161	885	778	481	2,389
Non-cash impairment charges	—	—	2,095	—	—	—	185,689	—	67	405	3,517	—	—	1,667	80,602	—
Non-recurring expenses resulting from cost reduction programs	1,030	561	5,009	(102)	34	—	150	—	—	—	—	—	—	—	—	—
Change in accounting policies																(1,400)
Financial restructuring costs																9,563
Write-off of deferred financing costs as “reorganization items”																14,283

Adjusted EBITDA for the quarter	$39,940	$32,208	$36,607	$32,844	$38,228	$38,429	$36,520	$35,610	$50,174	$54,152	$24,551	$20,169	$31,654	$25,096	$16,088	$24,476

Adjusted EBITDA for the last twelve months (LTM)				$141,599	$139,887	$146,108	$146,021	$148,787	$160,733	$176,456	$164,487	$149,046	$130,526	$101,470	$93,007	$109,375	(A)

Note (A) — Adjusted EBITDA for Q1 2010 and LTM for Q1 2010 have been presented in accordance with the definition of Adjusted EBITDA in the anticipated amended and restated credit facility. LTM for Q1 2010 includes $12,061 of addbacks/(deductions) for Q2 2009 through Q4 2009 that were not applicable under the definition of Adjusted EBITDA under the existing credit facility: $8,736 of financial restructuring costs, $3,420 for changes in fair value of interest rate swaps and ($95) pertaining to other deductions.

Xerium Technologies, Inc.

Reconciliation of Total Working Capital as a Percentage of Revenue

	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010
Net Sales	$158,987	$170,393	$159,307	$149,452	$116,503	$120,843	$130,308	$132,437	$135,015

Accounts Receivable	118,877	118,511	105,419	100,574	82,751	83,216	88,165	83,602	88,475
Inventory	118,658	118,328	96,245	85,543	84,565	86,259	82,128	78,174	75,583
Less: “Trade AP” (per calculation below)	42,135	40,131	33,934	40,801	30,099	27,341	25,213	27,653	26,058

Total Working Capital	$195,400	$196,708	$167,730	$145,316	$137,217	$142,134	$145,080	$134,123	$138,000

% of Net Sales	30.7%	28.9%	26.3%	24.3%	29.4%	29.4%	27.8%	25.3%	25.6%

Calculation of Trade AP
Accounts Payable	$48,699	$46,102	$39,968	$53,076	$35,184	$30,172	$27,703	$32,124	$30,488
Less: Deposits Received	(1,596)	(3,257)	(4,243)	(2,558)	(3,692)	(2,074)	(1,550)	(2,014)	(2,899)
Less: Other Payables	(4,969)	(2,715)	(1,792)	(9,718)	(1,394)	(758)	(941)	(2,458)	(1,532)

Trade AP	$42,135	$40,131	$33,934	$40,801	$30,099	$27,341	$25,213	$27,653	$26,058